424(b)(3)
                                                                      333-104713

AXA Equitable Life Insurance Company
SUPPLEMENT DATED DECEMBER 11, 2006 TO THE JULY 10, 2006
ACCUMULATOR(R), ACCUMULATOR(R) ELITE(SM), ACCUMULATOR(R) PLUS(SM) AND ACCUMULATOR(R) SELECT(SM) PROSPECTUSES
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This supplement modifies certain information in each of the above-referenced
Prospectus and Supplements to Prospectuses and Statement of Additional Information as previously supplemented to date (together, the "Prospectus"), in the state of Washington only. Unless otherwise indicated, all other information included in the Prospectus remains unchanged. The terms and section headings we use in this supplement have the same meaning as in the Prospectus. You should keep this supplement with your Prospectus.

The following information has been added to the state table in "Appendix VI ("Appendix VII" for Accumulator(R) Plus(SM) and Elite(SM)) -- State contract availability and/or variations of features and benefits" of the Prospectus:


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STATE        FEATURES AND BENEFITS                             AVAILABILITY OR VARIATION
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
WASHINGTON   Guaranteed interest option                        Not available

             Investment simplifier -- Fixed-dollar             Not available
             option and Interest sweep option

             Fixed maturity options                            Not available

             Income Manager payout option                      Not available

             Earnings enhancement benefit                      Not available

             Special dollar cost averaging program             o  Available only at issue.
             (For Accumulator(R) and Accumulator(R)            o  Subsequent contributions cannot be used to elect new programs.
             Elite(SM) only)                                      You may make subsequent contributions to the initial programs while they are still running.

             See "Guaranteed minimum death                     Your "Greater of 4% Roll-Up to Age 85 or the Annual ratchet to age
             benefit/Guaranteed minimum income                 85 enhanced death benefit" benefit base will reset only if your
             benefit roll-up benefit benefit base reset"       account value is greater than your Guaranteed minimum income
             in "Contract features and benefits"               benefit base.

             See "Guaranteed minimum death                     You have a choice of the standard death benefit, the Annual ratchet
             benefit" in "Contract features and                to age 85 enhanced death benefit, or the Greater of 4% Roll-Up to
             benefits"                                         age 85 or the Annual ratchet to age 85 enhanced death benefit.

             See "Annual administrative charge" in             The annual administrative charge will be deducted from the value in
             "Charges and expenses"                            the variable investment options on a pro rata basis.

             See "Withdrawal charge" in "Charges               The 10% free withdrawal amount applies to full surrenders.
             and expenses" (Not applicable for
             Accumulator(R) Select(SM)

             See "Withdrawal charge" in "Charges               The annuitant has qualified to receive Social Security disability
             and expenses" under "Disability, terminal         benefits as certified by the Social Security Administration or a
             illness, or confinement to nursing home"          statement from an independent U.S. licensed physician stating that
             (Not applicable for Accumulator(R)                the annuitant meets the definition of total disability for at least
             Select(SM)                                        6 continuous months prior to the notice of claim. Such disability must be re-certified every 12 months.
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

                      AXA Equitable Life Insurance Company
             1290 Avenue of the Americas, New York, New York 10104
                                  212-554-1234

M-06-19 (11/06)                                       Catalog No. 137259 (11/06)
                                                                          x01433